----------------------------------
                                                         OMB APPROVAL
                                                         ------------
                                              OMB Number             3235-0145
                                              Expires          October 31, 2002
                                              Estimated average burden hours per
                                              response...............14.9
                                              ----------------------------------



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                           Duckwall Alco Stores, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                           (Title of Class Securities)


                                    264142100
                      ------------------------------------
                                 (CUSIP Number)


                                 August 30, 2001
      --------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|     Rule 13d-1(b)

      |X|     Rule 13d-1(c)

      |_|     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                               Page 2 of 8 Pages
 .............................
CUSIP No. 264142100
 .............................

--------------------------------------------------------------------------------
       NAME OF REPORTING PERSONS.
  1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
       Macke Asset Management, LLC
       94-3325785

--------------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
  2
       (A) |X|

       (B) |_|

--------------------------------------------------------------------------------
       SEC USE ONLY
  3

--------------------------------------------------------------------------------
       CITIZENSHIP OR PLACE OF ORGANIZATION
  4
       Delaware

--------------------------------------------------------------------------------

                 5    SOLE VOTING POWER

                      157,000
                 ---------------------------------------------------------------

                 6    SHARED VOTING POWER
   NUMBER OF
     SHARES           384,176
  BENEFICIALLY   ---------------------------------------------------------------
    OWNED BY
      EACH       7    SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH         157,000
                 ---------------------------------------------------------------

                 8    SHARED DISPOSITIVE POWER

                      384,176
--------------------------------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       541,176
--------------------------------------------------------------------------------

  10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       13.0%
--------------------------------------------------------------------------------

  12   TYPE  OF REPORTING PERSON (SEE INSTRUCTIONS)
       IA
--------------------------------------------------------------------------------

                                                               Page 3 of 8 Pages
 .............................
CUSIP No. 264142100
 .............................

--------------------------------------------------------------------------------
       NAME OF REPORTING PERSONS.
  1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Jeffrey J. Macke

--------------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
  2
       (A) |X|

       (B) |_|

--------------------------------------------------------------------------------
       SEC USE ONLY
  3

--------------------------------------------------------------------------------
       CITIZENSHIP OR PLACE OF ORGANIZATION
  4
       USA

--------------------------------------------------------------------------------

                 5    SOLE VOTING POWER

                      157,000
                 ---------------------------------------------------------------

                 6    SHARED VOTING POWER
   NUMBER OF
     SHARES           384,176
  BENEFICIALLY   ---------------------------------------------------------------
    OWNED BY
      EACH       7    SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH         157,000
                 ---------------------------------------------------------------

                 8    SHARED DISPOSITIVE POWER

                      384,176
--------------------------------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       541,176
--------------------------------------------------------------------------------

  10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       13.0%
--------------------------------------------------------------------------------

  12   TYPE  OF REPORTING PERSON (SEE INSTRUCTIONS)
       IN, HC
--------------------------------------------------------------------------------

                                                               Page 4 of 8 Pages
 .............................
CUSIP No. 264142100
 .............................

--------------------------------------------------------------------------------
       NAME OF REPORTING PERSONS.
  1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Kenneth A. Macke

--------------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
  2
       (A) |X|

       (B) |_|

--------------------------------------------------------------------------------
       SEC USE ONLY
  3

--------------------------------------------------------------------------------
       CITIZENSHIP OR PLACE OF ORGANIZATION
  4
       USA

--------------------------------------------------------------------------------

                 5    SOLE VOTING POWER

                      0
                 ---------------------------------------------------------------

                 6    SHARED VOTING POWER
   NUMBER OF
     SHARES           384,176
  BENEFICIALLY   ---------------------------------------------------------------
    OWNED BY
      EACH       7    SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH         0
                 ---------------------------------------------------------------

                 8    SHARED DISPOSITIVE POWER

                      384,176
--------------------------------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       384,176
--------------------------------------------------------------------------------

  10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       9.3%
--------------------------------------------------------------------------------

  12   TYPE  OF REPORTING PERSON (SEE INSTRUCTIONS)
       IN
--------------------------------------------------------------------------------

Item 1.

         (a)   Name of Issuer

               DUCKWALL ALCO STORES, INC.

         (b)   Address of Issuer's Principal Executive Office

               401 Cottage Street
               Abilene, KS 67410-0129

Item 2.
         (a)   Name of Person Filing

               This statement is being filed by (i) Macke Asset Management, LLC (the "Adviser"), a Delaware limited liability company and an investment adviser registered with the Securities and Exchange Commission, (ii) Jeffrey Macke ("Member"), and (iii) Kenneth A. Macke ("Macke") (collectively, "Reporting Persons"). The Adviser's beneficial ownership of the Common Stock is direct as a result of IA's discretionary authority to buy, sell, and vote shares of such Common Stock for its investment advisory clients. Member's beneficial ownership of Common Stock is indirect as a result of Member's sole membership of IA. Member also has direct beneficial ownership. The beneficial ownership of Member is reported solely because Rules 13d-1(a) and (b) under the Securities Exchange Act of 1934, as amended, require any person who is "directly or indirectly" the beneficial owner of more than five percent of any equity security of a specified class to file a Schedule 13G within the specified time period.

               Information with respect to each Reporting Person is given solely by the respective Reporting Person, and no Reporting Person undertakes hereby any responsibility for the accuracy or completeness of such information concerning any other Reporting Person.

         (b)   Address of Principal Business Office or, if none, Residence

               The Adviser's, Member's and Macke's principal business office is located at:

               2001 Union Street, #320, San Francisco, California 94123

         (c)   Citizenship

               Item 4 of each cover page is incorporated by reference.

         (d)   Title of Class of Securities

               Common

         (e)   CUSIP Number

               264142100

Item 3 If this statement is filed pursuant to Sections 240.13d(b) or 240.13d-2(b) or (c), check whether the person filing is a:


         (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b) |_|  Bank as defined in section 3(a)(6) of the Act (15
                  U.S.C. 78c)

         (c) |_| Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e) |_| An investment adviser in accordance with Section 240.13D-1(b)(1)(ii)(E);

         (f) |_| An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(10(ii)(F);

         (g) |_| A parent holding company or control person in accordance with Section 249,13d-1(b)(1)(iii)(G);

         (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

         (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(114) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) |_|  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4.  Ownership

         Common Stock:

         Items 5-9 and 11 of each cover sheet are incorporated by reference.

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         The Adviser, a registered investment adviser, and Member have the right or the power to direct the receipt of dividends from Common Stock, and to direct the receipt of proceeds from the sale of Common Stock to the Adviser's investment advisory clients. Member is a director of the Issuer. Macke, an advisory client of Adviser, owns more than 5% of the Common Stock

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

Item 8   Identification and Classification of Members of the Group

         See Exhibit A.

Item 9   Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         (b) The following certification shall be included if the statement is filed pursuant to 240.13d-l (c):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  September 20, 2001

                              MACKE ASSET MANAGEMENT, LLC

                              By:  /s/ Jeffrey Macke
                                   -------------------------------
                                   Jeffrey J. Macke, Managing Member


                              /s/ Jeffrey Macke
                              ------------------------------------
                              Jeffrey J. Macke


                              /s/ Jeffrey Macke
                              ------------------------------------
                              Kenneth A.  Macke
                              By: Jeffrey J. Macke, Attorney-in-fact
                              Custodianship, Irrevocable Proxy & Power of
                              Attorney, dated July 27, 1998 filed as Exhibit to Schedule 13D on August 7, 1998

                                    EXHIBIT A
                                    ---------

                Joint Filing Agreement Pursuant to Rule 13d-1
                ---------------------------------------------


This agreement is made pursuant to Rule 13d-1(c) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be file on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Dated September 20, 2001


                                 MACKE ASSET MANAGEMENT, LLC

                                 By: /s/ Jeffrey Macke
                                     ---------------------------------
                                     Jeffrey J. Macke, Managing Member


                                 /s/ Jeffrey Macke
                                 -------------------------------------
                                 Jeffrey J. Macke

                                 /s/ Jeffrey Macke
                                 ------------------------------------------
                                 Kenneth A.  Macke
                                 by Jeffrey J. Macke, Attorney-in-fact
                                 Custodianship, Irrevocable Proxy & Power of
                                 Attorney, dated July 27, 1998 filed as
                                 Exhibit to Schedule 13D on August 7, 1998